Annual Statement as to Compliance

For the Year Ended December 31, 2025 (the “Reporting Period”)

Issued by:

Berkadia Commercial Mortgage LLC

To:
Citi Group

February 20, 2026

Pursuant to Sub-Servicing Agreement governing the referenced transaction, as an authorized officer of Berkadia Commercial Mortgage LLC (“Berkadia”), I hereby attest that:

i.
A review of the activities of Berkadia as Subservicer during the period (reporting period) and of its performance under this Subservicing Agreement has been made under my supervision and responsible for assessing compliance with the Applicable Servicing Criteria.
ii.
To the best of my knowledge, based on such review, Berkadia as Subservicer has fulfilled all of its material obligations under this Subservicing Agreement throughout the period.

Deal Information:

Investor Number	Deal Name	Library	Section in the Subservicing Agreement
228	CD 2017-CD5	A	3.01 (37)
274	CGCMT 2016-GC37 Key	A	N/A
412	CGCMT 2016-C1	A	3.01 (34)
416	CGCMT 2017-P7	A	3.01 (36)
713	CGCMT 2017-B1	A	3.01
823	CGCMT 2016-GC37	A	3.01 (32)
844	CGCMT 2016-P4	A	3.01 (32)
888	CGCMT 2018-C6	A	3.01 (37)

X /s/ Andrea Kopanaiko

Andrea Kopanaiko

VP - Servicing Compliance